PIMCO ETF Trust

Supplement Dated February 26, 2016 to the
Actively-Managed Exchange-Traded Funds Prospectus dated October 31, 2015, as supplemented from time to time (the Prospectus)

Disclosure Related to the PIMCO Enhanced Short Maturity Active
Exchange-Traded Fund (the Fund)


The Fund seeks to achieve its investment objective by investing under normal circumstances at least 80 percent of its net assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards.

Investors Should Retain This Supplement for Future Reference